Exhibit 10.11
(Bank’s Copy)

DeferComp Agreement

Chapin State Bank
Chapin, Illinois

John C. Williams
Chapin, Illinois

Date:       August 3, 1987

DEFERRED COMPENSATION AGREEMENT

AGREEMENT entered into as of the 3rd day of August, 1987, between the CHAPIN STATE BANK, a domestic corporation having its principal office if CHAPIN, ILLINOIS, (hereinafter referred to as the “Bank”) and JOHN C. WILLIAMS of CHAPIN, ILLINOIS (hereinafter referred to as the “Director”).

WHEREAS, the Director has rendered the Bank may years of valuable service and it is the desire of the Bank to have the benefit of Director’s continued loyalty, service and counsel and also to assist Director in providing for the contingencies of death and old age dependency, it is hereby agreed:

1.           RETIREMENT BENEFIT - The Bank will pay the Director $978 per month commencing 30 days after the later of (a) Director’s 65th birthday or (b) the 60th month after the date of this Agreement for a continuous period of 120 months, for a total of $117,316.  In the event that the Director should die after said payments have commenced but before the expiration of said 120 month period, the unpaid balance of the payments due will continue to be paid monthly by the Bank to those beneficiaries at the end of this document.

2.           DEATH BENEFIT - Should the Director die before benefits begin under Paragraph 1 of this Agreement, the Bank will commence to pay $617 per month for a continuous period of 120 months for a total of $74,040, beginning one month after the death of Director, to the named beneficiary at the end of this document, otherwise to the Executors or Administrators of the Director.  The beneficiaries named hereon may be changed at any time by the Director, by written amendment.  The benefits shall not be payable upon the death of the Director resulting from suicide, whether sane or insane, within three years after the signing of the Agreement.  The benefits under this paragraph shall not be payable if Director made material misrepresentations on any application for insurance which Bank may have obtained.

3.           CONDITIONS - Director agrees that fee of $100 per month shall not be paid as and when services are rendered for a period of 60 months, but instead shall be paid in the amounts and at such times as provided herein.  The provisions of Paragraph 1 are further conditional upon services of the Director with the Bank for a period of 5 years from the date of this Agreement.  If, however, the Director fails to serve on the Board for 60 month, for reasons other than by death, then the Bank, in its sole discretion, shall choose one of the following options:

(a)
Proportionate Benefit – Director’s benefits beginning under Paragraph 1 and the beneficiary’s benefits under Paragraph 2 above will be in direct proportion to the number of months as it relates to 100 percent of 60 months.  For example, if the Director serves only 30 months, the Director will be entitled to $489 or 50 percent of the compensation stated in Paragraph 1 or the beneficiary will be entitled to $309 or 50 percent of the compensation stated in Paragraph 2; or

(b)
Payment of Deferred Fee – Bank, within 90 days of the termination of service by Director, shall pay the Director a lump sum payment equal to the total amount of fees deferred pursuant to this Paragraph 3 plus ____ percent per annum thereon from the date of deferral until so paid.

In the absence of payment of the deferred fee within 90 days of the termination of service, the Bank will be deemed to have elected to pay the Director a proportionate benefit as set forth in this Paragraph 3.

4.           ACCELERATION OF BENEFIT PAYMENTS - The Bank hereby reserves the right to accelerate the payment of any of those sums specified in Paragraph 1, 2 and 3 above without the consent of the Director or the Director’s estate, beneficiaries, or any other person claiming through or under Director.

5.           ASSIGNABILITY - Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization, or attachment of any of the benefits under this Agreement shall be valid or recognized by the Bank.

6.           EMPLOYMENT RIGHTS - This Agreement creates no rights in the Director to continue on the Board of the Corporation for any specific length of time, nor does it create any other rights in the Director or obligations on the part of the Bank, except those set forth in this Agreement.

7.           LAW GOVERNING - This Agreement shall be governed by the laws of the State of Illinois.

8.           RIGHTS OF THE DIRECTOR - The Director and/or any beneficiary under this Agreement shall have rights only as an unsecured creditor of the Bank.

9.           DIRECTOR’S INTEREST IN ASSETS - The Director and/or any beneficiary of this Agreement shall not have any interest in, claims against or rights to any insurance policy or any other asset the Bank may acquire in connection with any liabilities the Bank may assume under this Agreement, except those rights expressed in the policy or title of any asset.  Benefits under the policy or asset will not be held in trust for the benefit of the Director or beneficiary.  The Bank will not hold the policy or asset as collateral to secure the Bank’s liability under this Agreement, and such policy or asset will be considered an unrestricted general asset of the Bank.

THIS AGREEMENT is solely between the Bank and the Director.  Further, the Director and his/her beneficiaries shall have recourse only against the Bank for enforcement.  However, it shall be binding upon the beneficiaries, heirs, executors and administrators of the Director and upon the successors and assigns of the Bank.  Amendments to this Agreement may only be made in writing by both parties.

EXECUTED in duplicate as of the day first above written.

CHAPIN STATE BANK

(SEAL)	By:	/s/ Dean Hess, Director
Title

/s/ John C. Williams
John C. Williams, Director

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